Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports Second-Quarter Results

OWINGS MILLS, MD. December 2, 2016: Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced that it has filed its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 which was not timely filed due to unforeseen delays in the completion of the financial statements of the Company’s 50%-owned Hong Kong Joint Venture. As previously reported, the Company had received a letter from NYSE MKT LLC (the “Exchange”) stating that the delayed filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 violated Exchange rules and that unless prompt corrective action is taken, the Company could be subject to delisting. The Company believes that the filing of this Quarterly Report on Form 10-Q satisfies the Exchange’s requirements for prompt corrective action with respect to the Company’s late Quarterly Report on Form 10-Q.

For the three months ended September 30, 2016, the Company reported a 29% increase in sales to $4,213,705 compared to sales of $3,278,225 for the same period last year. The Company reported a net loss of $64,066, or $0.03 per basic and diluted share, compared to a net loss of $411,302 or $0.18 per basic and diluted share for the same period last year.

For the six months ended September 30, 2016, sales increased 19% to $7,392,312 versus $6,214,715 for the same period last year. The Company reported a net loss of $453,745, or $0.20 per basic and diluted share, compared to a net loss of $1,188,379 or $0.51, per basic and diluted share for the corresponding 2015 period.

“Our plan to return the Company to profitability is progressing as we execute on our strategy of increasing sales of our new line of sealed ionization products while reducing expenses. The Company is continuing to develop our line of sealed battery photo-electric smoke and combination smoke/carbon monoxide alarms, and we expect these units to be available during the 4th quarter of the current fiscal year.” said Harvey Grossblatt CEO of Universal Security Instruments Inc.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)

	Three Months Ended September 30,
	2016	2015
Sales	$4,213,705	$3,278,225
Net loss	(64,066)	(411,302)
Loss per share:
Basic and diluted	$(0.03)	$(0.18)
Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

	Six Months Ended September 30,
	2016	2015
Sales	$7,392,312	$6,214,715
Net loss	(453,745)	(1,188,379)
Loss per share:
Basic and diluted	$(0.20)	$(0.51)
Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS – (UNAUDITED)

ASSETS
	September 30,
	2016	2015
Cash	$141,792	$148,817
Accounts receivable and amount due from factor	1,892,297	2,005,920
Inventory	4,996,042	4,508,651
Prepaid expenses	211,165	337,509
TOTAL CURRENT ASSETS	7,241,296	7,000,897

INVESTMENT IN HONG KONG JOINT VENTURE	11,332,924	12,740,385
PROPERTY, EQUIPMENT, AND INTANGIBLE ASSET – NET	122,998	157,398
OTHER ASSETS	4,000	6,000
TOTAL ASSETS	$18,701,218	$19,904,680

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit - factor	$662,991	$1,001,007
Accounts payable	2,290,158	1,311,587
Accrued liabilities	114,686	148,928
TOTAL CURRENT LIABILITIES	3,067,835	2,461,522

COMMITMENTS AND CONTINGENCIES	-	-
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at September 30, 2016 and 2015	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Retained earnings	1,996,795	3,399,953
Accumulated other comprehensive income	727,618	1,134,235
TOTAL SHAREHOLDERS’ EQUITY	15,633,383	17,443,158
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,701,218	$19,904,680